Tidal Trust IV 485BPOS

Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 38 and Amendment No. 40 to the Registration Statement on Form N-1A of Tidal Trust IV with respect to VegaShares AI Inference ETF, VegaShares AI Advanced Materials ETF, VegaShares Junior AI ETF, VegaShares Hard Drive ETF and VegaShares Trillions ETF, each a series of shares of Tidal Trust IV, under the heading “Independent Registered Public Accounting Firm” in the Prospectus and in the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

July 30, 2026